Exhibit 10.34

[GRAPHIC]	RIB-X PHARMACEUTICALS
Suite 301
300 George Street
New Haven, CT 06511
Phone 203-624-5621
FAX 203-624-5627

October 15, 2002

Anthony D. Sabatelli, Ph.D., J.D.

777 Jefferson Ave., Unit 16

Rahway, NJ 07065

Dear Dr. Sabatelli,

Thank you for your interest in career opportunities at Rib-X Pharmaceuticals, Inc. (the “Company”). Since we believe your experience in chemistry and the corporate legal and intellectual property landscape will be an asset to our dynamic, multidisciplinary team, we are pleased to offer you a position at Rib-X as Assistant Vice President, Chief Patent Counsel.

In this capacity, we are certain you will make strong contributions in our efforts to build investor value by helping us to craft and implement a strong strategy geared to the protection and defense of our novel classes of anti-infective agents as well as any corollary technologies unique to the Rib-X drug discovery enterprise. Not only will you be responsible for providing legal and intellectual property direction to the Rib-X mission and its technology, but we would ask you to play a similar role in our evaluation and licensing-in or acquisition of additional, potentially valuable technology assets. You will also have the opportunity to play a significant leadership role in assuring Rib-X is prepared for the public marketplace—this function will involve wide-ranging, expansive involvement in fundamental corporate legal and financial matters, interfacing with the Rib-X Management Team, our Board of Directors, our outside counsel and our investors. Guiding our scientists to appropriately engage the external environment, to manage confidential information and to function in a legally responsible, corporate manner would also form an important segment of your overall remit.

I have tried to express some specific aspects of the multi-faceted dimensions of the leadership role I envision your training and experience will offer to the Company and for which we believe you are very well-suited. Nonetheless, as we have discussed, an entrepreneurial environment, especially the one we have tried to create at Rib-X, offers many new avenues for personal growth and for direct impact on the success of the Company. I expect you will no doubt become the Company’s primary, first-line source of guidance and counsel as we encounter each new challenge.

Your compensation will consist of an initial base salary of fourteen thousand dollars ($ 14,000.00) per month. Based upon your yearly performance, the economic environment and the overall performance of the Company, you may also be eligible for an annual bonus of up to

e.g.15% of your salary. If you accept this position, one hundred and fifty thousand (150,000) individual stock options, currently priced at ten cents (0.10 cents) per share, will be recommended to Rib-X’s Board of Directors as a grant to you. The possibility of additional stock options may also be offered as a component of an annual bonus. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis.

Rib-X will compensate you for fees associated with your registration for the Bar and memberships in the ABA and AIPLA. We understand you estimate the fees will be in the range of $ 150.00 to $ 200.00 for each of these activities. In addition, Rib-X will compensate you, as appropriate, for required continuing legal education tuition associated with your Bar registration. We understand you require 24 credits per biennium and that you will make your best efforts to minimize any such tuition expenses. We will continue to explore the matter of professional liability insurance together to determine if this type of coverage is warranted in the context of your activities at Rib-X. If we mutually agree such insurance is appropriate, Rib-X will cover the associated costs.

If you choose to accept this position, we will reimburse reasonable expenses for a one-time relocation of your household, for a period not to exceed twelve (12) months after your start date. Up to a maximum of 6% of the realtor’s commission, upon the sale of your current residence, is a component of your relocation expenses for which you will be reimbursed. Further, you will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure. These benefits currently include company-subsidized major medical and dental insurance plans, vacation and personal leave, a Flex Plan (pre-tax medical and dependant care expense reimbursement), short and long term disability and a $50,000 life insurance policy. A pre-tax 401K plan will be introduced shortly to encourage employees’ retirement planning. We understand you may require exceptional vacation time because of family circumstances and we are open to reasonably accommodating this requirement.

The Company requires you to verify that the performance of your position at Rib-X does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Rib-X). Please provide us with a copy of any such agreements. You will also be required to sign a Nondisclosure and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you. Moreover, please provide us, for purposes of completing the 1-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company. Your employment with Rib-X will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an “at-will” relationship is in the best interests of both the Company and its employees.

Rib-X places great value on its people, and we demonstrate that by providing career growth opportunities in addition to the financial compensation package outlined above. In your case, we believe this position offers you the opportunity to build upon your expertise in medicinal chemistry and continue to extend your expertise in a fully integrated drug discovery environment. Here, you will interact with a wide range of scientists, technical associates, and executive officers of the company.

I understand because of previous holiday plans, you will delay your start date until early in December, 2002. If you wish to arrive at Rib-X prior to your official start date to learn more about your responsibilities and our on-going patent activities, we would all be delighted.

It is my pleasure to recraft this offer for you attempting to capture the details of our discussions. Please review the content, carefully and, feel free to call me with any further questions.

Sincerely,

/s/ Susan Froshauer
Susan Froshauer, Ph.D.
President and CEO

/s/ Anthony D. Sabatelli
Accepted and Agreed

October 16, 2002
Date